Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GCT SEMICONDUCTOR, INC.

GCT Semiconductor, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

FIRST: The name of this corporation is GCT Semiconductor, Inc.

SECOND: The original Certificate of Incorporation of GCT Semiconductor, Inc. was filed with the Secretary of State of Delaware on February 21, 2001, and the corporation was originally incorporated under the same name. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 18, 2011.

THIRD: The Amended and Restated Certificate of Incorporation of the corporation shall be amended and restated to read in full as follows:

ARTICLE ONE

The name of the corporation is GCT Semiconductor, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the city of Wilmington, County of New Castle 19808. The name of its registered agent at such address is The Corporation Service Company.

ARTICLE THREE

The nature of the business or the purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares of stock which the Corporation shall have the authority to issue one hundred ten million (110,000,000), consisting of ten million (10,000,000) shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”), and one hundred million (100,000,000) shares of Common Stock, par value $0.001 per share (“Common Stock”).

A. Preferred Stock

1. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of this corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation (“Certificate of Designation”) filed with respect to any series of Preferred Stock.

B. Common Stock

1. All voting, dividend and liquidation rights of the shares of Common Stock are expressly made subject to and are qualified by the rights of the holders of Preferred Stock of any series that may from time to time be designated by the Board of Directors.

2. Subject to the preferential rights of any series of Preferred Stock that may from time to time be designated by the Board of Directors, dividends may be declared or paid upon shares of Common Stock out of the assets legally available therefor as and when determined from time to time solely by the Board of Directors.

3. The holders of Common Stock shall be entitled to vote as a single class on all matters to be voted on by the stockholders of the Corporation. Each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock held of record.

4. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts to which they are entitled, the holders of Common Stock shall be entitled to receive the assets of the Corporation remaining for distribution to its stockholders ratably on a per share basis. None of the consolidation or merger of the Corporation into or with any other entity or entities, the sale or transfer by the Corporation of all or any part of its assets, or the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph.

ARTICLE FIVE

A. Except as may be otherwise provided for or fixed by provisions of this Certificate of Incorporation or a Certificate of Designation relating to the rights of holders of preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation shall be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by the stockholders of the Corporation.

B. Only business that has been brought before the annual or special meeting of stockholders of the Corporation in the manner provided by the Bylaws of the Corporation (the “Bylaws”) shall be conducted at the meeting. Meetings of stockholders of the Corporation may be held within or without the State of Delaware as the Bylaws may provide.

C. Election of directors need not be by written ballot unless the Bylaws so provide.

D. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE SIX

A. Except as may be otherwise provided for or fixed by provisions of this Certificate of Incorporation or a Certificate of Designation relating to the rights of holders of Preferred Stock, the number of directors of the Corporation shall be fixed from time to time by resolution or resolutions of the Board of Directors.

B. Except as may be otherwise provided for or fixed by provisions of this Certificate of Incorporation or a Certificate of Designation relating to the rights of holders of Preferred Stock, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred and until such director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal.

C. Except as may be otherwise provided for or fixed by provisions of this Certificate of Incorporation or a Certificate of Designation relating to the rights of holders of Preferred Stock, no director may be removed from office by the stockholders of the Corporation except by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as a single class.

ARTICLE SEVEN

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. In furtherance and not in limitation of the powers conferred by law and this Certificate of Incorporation, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. The stockholders are also authorized to adopt, amend or repeal the Bylaws; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law, this Certificate of Incorporation or a Certificate of Designation, the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for such adoption, amendment or repeal by the stockholders of the Corporation of any provisions of the Bylaws.

ARTICLE EIGHT

A. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is hereafter amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent then permitted. No repeal or modification of this Article shall adversely affect any right of or protection afforded to a director of the Corporation existing immediately prior to such repeal or modification.

B. Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may be amended hereafter (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the law permitted the Corporation to provide prior to such amendment) against all cost, expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, except as provided in Section C of this Article, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors. The Corporation may provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers of the Corporation as the Board of Directors deems appropriate.

C. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article.

D. Expenses incurred by an officer or director of the Corporation in defending a proceeding shall be paid by the Corporation to the fullest extent not prohibited by law in advance of such proceeding’s final disposition unless otherwise determined by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer of the Corporation to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents of the Corporation may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

E. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under the DGCL, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

F. The provisions of this Article shall be deemed to be contract rights between the Corporation and each director or officer who serves in any such capacity at any time while this Article and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this Article, the DGCL or such other applicable law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

ARTICLE NINE

No amendment of this Certificate of Incorporation requiring a vote of the stockholders of the Corporation under the DGCL shall be effective unless approved by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class. Any vote of stockholders of the Corporation required by this Article shall be in addition to any other vote of the stockholders of the Corporation that may be required by law, this Certificate of Incorporation or a Certificate of Designation.

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FOURTH: This Amended and Restated Certificate of Incorporation has been duly adopted and approved by the Board of Directors of this corporation.

FIFTH: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the Board of Directors and the stockholders of this corporation. This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation signed by Kyeongho Lee, its President, this             day of             , 2012.

By:
Name:	Kyeongho Lee
Title:	President and Chief Executive Officer